EXHIBIT 3

Creation of Kansai Mirai Financial Group September 26, 2017 Kansai Mirai Financial Group, Inc . Resona Holdings, Inc. (RHD) The Minato Bank, Ltd. (MB) Kansai Urban Banking Corporation (KUB) The Kinki Osaka Bank, Ltd. (KOB)

1 Kansai Mirai Financial Group, Inc. (KMFG ) Company Name and Management Principles Our corporate name represents our determination to build a new retail financial services model which will advance together with the future of the Kansai region, by creating a top - class regional financial group in Japan, the largest in the Kansai region, which will further develop the relationship with customers and local communities that the three integrating banks have long fostered, and for which employees can take pride in working . As a financial group which will advance together with the future of the Kansai region , Grow with its customers , Create a prosperous future for communities it serves, Make innovative changes for continuous evolution Management principles

2 Head office address 2 - 1 Bingomachi 2 - chome, Chuo - ku , Osaka Representative Representative director, president and executive officer Tetsuya Kan The number of representative directors is 4. Other than the above, there are the president of MB, the president of KUB, and the president of KOB, each at the time of the integration. Governance structure Company with audit and supervisory committee Major shareholder and ownership ratio Resona Holdings 51% (100% at time of establishment) Fiscal year - end March 31 Share listing First Section of Tokyo Stock Exchange, Inc. Accounting Auditor Deloitte Touche Tohmatsu LLC Shareholder registry administrator Sumitomo Mitsui Trust Bank, Ltd. Directors and executive officers other than those referred to above will be announced by the time of the management integration . Overview of Kansai Mirai Financial Group (At the time of integration )

KMFG’s Business Model  Sharing distinctive strengths each bank has developed thus far  Offering customers first - class financial services and solutions with one - stop convenience  Potential of vibrant Kansai market  Scale merit  Sharing the know - how of operational reforms  Integrating clerical work process and IT platforms 3 Contributing to development and invigoration of communities it serves Enhancing productivity and customer convenience at the same time Raising profitability, efficiency and soundness as one of the largest regional financial groups in Japan New Retail Financial Services Model advancing together with the future of Kansai region Kansai Mirai Financial Group Kansai Urban Bank Minato Bank Kinki Osaka Bank

4 Establishment of KMFG and Management Integration November and December 2017  Establish KMFG in November 2017  Integration with MB and KUB in April 2018 x RHD will establish KMFG as its wholly - owned subsidiary. x KMFG will make KOB its wholly - owned subsidiary x KMFG will make MB and KUB its wholly - owned subsidiaries x RHD will have around 51 % stake in KMFG (Consolidated subsidiary) x KMFG’s common shares will be listed on the Tokyo Stock Exchange Around 22.3% - 26.3% April 2018 R HD KOB KMFG KOB 100 ％ 100 ％ 100 ％ KMFG SMFG R HD General shareholders 100 ％ 100 ％ 100 ％ Around 51 ％ KOB MB KUB Merger planned in April 2019

5 Planned Merger between KUB and KOB  Considering the operating area and synergies, KUB and KOB now plan to merge in April 2019. Further details will be discussed hereafter. Details will be discussed among related parties and announced after final decisions . Corporate name Kansai Mirai Bank, Ltd. Head office address (Registered address) 2 - 1, Bingomachi 2 - chome, Chuo - ku , Osaka - shi Head office 2 - 4, Nishi - Shinsaibashi 1 - chome, Chuo - ku , Osaka - shi 2 - 1, Bingomachi 2 - chome, Chuo - ku , Osaka - shi Schedule (plan) April 2019 Large shareholder and ownership ratio KMFG 100%

Systems Integration

- Adopt the Resona Group's clerical work process and IT system
- Eliminating risks as much as possible, implement the systems integration with a sense of overwhelming speed



1 year after the management integration
About 6 months
About 1 year
Fiscal Year
2017
2018
2019
2020
Quarter Period
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
KUB
KOB
MB
Management integration
Preparations for merger and systems integration
Merger
Systems integration
Preparation for systems integration
Systems integration

Systems integration

(1) Convenient functions in customer services

- 24/7 banking (intra-group banks real time account transfer)
- No seals, no slips, biometric authentication

(3) Personnel shift from clerical to sales divisions

- Unifying clerical work processes at branch offices
- Consolidating back office functions

(2) Group banks can offer greater functionality

- Common services within KMFG
- Broader network including Resona Group's branch network

(4) Strengthened systems administration

- Reduction in the running costs through joint-administration
- Securing capacity for large scale system developments

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7 Governance and Organizational Structure Group Strategy Committee Board of Directors Risk Management Committee Credit Risk Management Committee ALM Committee Compliance Committee BPR and IT Strategy Committee Shareholders Meeting Group Strategy Division General Affairs Division Human Resources Division Sales Planning Division Market Planning Division Operations Support Division Systems Division Compliance Division Risk Management Division Credit Risk Management Division Corporate Communications Office Office of Audit and Supervisory Committee Nominating and Compensation Committee Finance and Accounting Division Audit and Supervisory Committee  Adopting the transparent and effective corporate governance structure Company with audit and supervisory committee, Nominating and Compensation Committee as a voluntary committee Executive Committee Corporate Governance Office Internal Audit Division Kansai Mirai Financial Group Kinki Osaka Bank Kansai Urban Bank Minato Bank

8  Overwhelming network presence in the Kansai, mother market KMFG’s Strengths (1) Network MB KUB KOB Osaka Pref. Total network of KMFG Total manned branches Hyogo Pref. 118 Osaka Pref. 186 Shiga Pref. 52 Other Prefs . 23 379 ATM Network 166 545 Network of RB and SR 1, 312 Total network of Resona Group 1,857

KMFG's Strengths (2) Market Potential

- Total population of Osaka, Hyogo and Shiga prefectures exceeds that of Tokyo Metropolitan Area
- Total GDP of Osaka, Hyogo and Shiga Prefectures amounts to 12% of entire Japan and 79% of the entire Kansai region

Population*1

Total of 3 Prefs.
15.8 million

- Osaka 3rd, Hyogo 7th
- Total population of the 3 prefs exceeds Tokyo Metropolitan Area

GDP*2

Total of 3 Prefs.
JPY **63.6** trillion

- Osaka 2nd, Hyogo 7th
- Total GDP of the 3 prefs amounts to 12% of entire Japan, 79% of the Kansai region

Loan Amount*3

Total of 3 Prefs.
JPY **51.6** trillion

- Osaka 2nd, Hyogo 8th

Number of business establishments*4

Total of 3 Prefs.
709 thousands

- Osaka 2nd
- Total business establishments of the 3 prefs amounts to 13% of entire Japan, which exceed Tokyo Metropolitan Area

Export and imports*6

Total of 3 Prefs.
JPY **27.0** trillion

- Total export and import volume amounts to 20% of entire nation

Population Growth*1 (2010 to 2015)

Shiga Pref.
+0.17%

- Shiga is one of 7 prefs whose population is still growing

Per Capita Income*2

Shiga JPY **3.126** million
Osaka JPY **3.013** million
Hyogo JPY **2.844** million

- Shiga 8th, Osaka 13th and Hyogo 22nd

Deposit Amount*3

Total of 3 Prefs.
JPY **92.5** trillion

- Osaka 2nd, Hyogo 7th

Businesses newly opened and abolished*5

Total of 3 Prefs.
Newly opened:
15 thousands
Abolished:
10 thousands

- Share of the 3 prefs amounts to 13% both in terms of "newly opened" and "abolished" businesses

New housing starts*7

Total of 3 Prefs.
113 thousands

- Osaka 3rd
- Total new housing starts reaching 12% of entire Japan

*1. National Census 2015, Ministry of Internal Affairs and Communications *2. Report on Prefectural Accounts 2014, Cabinet Office *3. Cash, Deposits and Loans by Prefecture (End-March 2017), BOJ
*4. Economic Census 2016, Ministry of Internal Affairs and Communications, Ministry of Economy, Trade and Industry *5. Employment Insurance Annual Report 2015, Ministry of Health, Labor and Welfare
*6. Osaka Customs 2016 *7. Ministry of Land, Infrastructure, Transport and Tourism 2016

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10 KMFG’s Strengths (3)  Top - class in Japan and the largest regional financial group in the Kansai region  Retail focused banking model *1 . Comparison with the 10 largest regional financial groups in terms of consolidated total assets as of the end of March 2017 *2. Simple sum of non - consolidated figures of group banks * 3. Consolidated basis. KMFG’s figures are simple sum of figures of the 3 integrating banks *4. Coverage with collaterals, guarantees and reserves are taken into account 4 th B ranch offices Deposits *3 Total assets *3 JPY 11.6 trillion Loans *3 Gross operating profit *2 JPY 148.2 billion 6th JPY 10.4 trillion 6th JPY 8.8 trillion 5th 379 1st Housing Loans Ratio of loans to SMEs and individuals Loans to SMEs 89.0% 1st JPY 3.9 trillion 4th JPY 3.4 trillion 3rd Balance of investment trust sold Net NPL ratio *4 0.21% 4th JPY 701.1 billion 1st Business Scale *1 Retail Banking *1,2

Contribution to the Economy of Kansai Region

■ Proactively contributing to the economy of Kansai region by making use of distinctive strengths of the 3 banks, sharing the best practices, and supplementing each other, and providing customers with new services

Strengthened presence in the Kansai mother market and proactive contribution to the Kansai economies

- **Overwhelming presence in the Kansai region and contribution to the economy of Kansai region through its strong attachment to the communities it serves**
  - ✓ Business strategy with a clear focus on SMEs and individuals in the Kansai region
  - ✓ Offer customers valuable succession and real estate solutions based on Resona's trust and real estate capabilities
  - ✓ Accelerate initiatives to attain regional revitalization by helping start-up companies and small manufacturers
- **Support customers to build assets by upgrading its already top-class consumer business even further**
  - ✓ Strengthen its already top-class housing loan business further
  - ✓ No.1 in terms of the balance of investment trust sold among regional banks and wider variety of AM products including Fund Wrap and iDeCo
- **Overwhelming convenience from its strengthened customer base and network**
  - ✓ Extending supports for customers to do business overseas, M&A and business matching activities
  - ✓ Overwhelming branch network and mutual open-up of ATMs with Resona Group

Initiatives to enhance operational efficiency and productivity

- **Adopting the Resona Group's clerical work processes and IT systems**
  - ✓ Higher productivity via small team operation to secure more time for sales activities
  - ✓ Utilizing the cutting-edge technologies while reducing IT costs
- **More sales personnel to strengthen customer contacts**
  - ✓ HR reallocation realized through streamlining of head office organization and channel reorganization

In 5 years
Topline income **+ JPY 22 bn**
Personnel shift to sales division **+370 people**
Operating expense reduction **JPY 13 bn**

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12 Management Goal Actual result: FY2016 MB KUB KOB Total of 3 banks Gross operating profit (Billion yen) 44.1 60.7 43.3 148.2 Operating expense (Billion yen) 33.5 42.0 37.6 113.2 Net business profit (Billion yen) 10.5 18.6 5.7 34.9 Cost income ratio 76.0% 69.2% 86.7% 76.4% Deposits (Trillion yen) 3.1 4.0 3.2 10.4 Loans (Trillion yen) 2.5 3.8 2.4 8.8 Management goal (in 5 years) Total of 3 banks 170 100 70 Less than 60% 12 10.5  KMFG aims at becoming a top - class regional financial group in terms of the following indicators in 5 years after the integration. Management goals including capital adequacy ratio and ROE are to be re - examined and stated in the business plan which KMFG will formulate hereafter.

This is subject to the approval and permission of the relevant authorities, and to the approvals of each extraordinary meeting of the shareholders at MB and KUB . The forward - looking statements contained in this presentation may be subject to material change due to the following factors . These factors may include changes in the level of stock price in Japan, any development and change related to the government’s or central bank’s policies , laws, business practices and their interpretation, emergence of new corporate bankruptcies, changes in the economic environment in Japan and abroad and any other factors which are beyond control of each company . These forward - looking statements are not intended to provide any guarantees of each company's future performance . Please also note that the actual performance may differ from these statements .

The transactions pursuant to the business integration are made for the securities of Japanese companies. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases. This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.